Exhibit 99.1

Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

OBAGI MEDICAL PRODUCTS GIVES NOTICE OF TERMINATION OF 2006 AGREEMENT WITH DR. ZEIN OBAGI AND RELATED PARTIES

Long Beach, Calif. — September 2, 2010 — Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today announced that it has exercised its right to terminate its 2006 Agreement (the “Agreement”) with Dr. Zein Obagi and his affiliated or related parties effective October 4, 2010.

In connection with the termination the Company will accelerate certain payments that would otherwise have been made periodically to Dr. Obagi prior to the Agreement’s normal expiration date of June 29, 2011 but will not make any additional payments to Dr. Obagi or his affiliated or related entities.  The Company will expense an additional $630,000 for the quarter ending September 30, 2010 that would have otherwise been expensed equally in the fourth quarter 2010 and the first and second quarters of 2011.

The Company believes that early termination of this Agreement is in the best interests of the Company and its stockholders.  Termination of this Agreement does not relieve Dr. Obagi or his affiliated or related entities from his and their obligations to comply with certain provisions of the Agreement, particularly as they relate to the Company’s intellectual property rights.

The Company has also informed Dr. Obagi that it will not seek to enforce certain “non-compete” provisions set forth in Sections 8(a) and (b) of the Separation and Release Agreement dated June 29, 2006 (the “Release Agreement”) between the Company and Dr. Obagi.

About Obagi Medical Products, Inc.

Obagi Medical Products’ develops and commercializes skin health products for the dermatology,

plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile letigines, acne vulgaris and sun damage. Visit www.obagi.com for information.

Forward Looking Statements

There are forward-looking statements contained in this press release, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to, that, as previously disclosed, the Company is engaged in litigation and arbitration matters with Dr. Zein Obagi, and affiliates, including ZO Skin Health, Inc., concerning, among other things, the Agreement and the Release Agreement, and that any litigation is inherently uncertain and the ultimate resolution of the matters described in this release cannot be assured.  A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the results or impact covered by any forward-looking statements contained herein will be achieved or occur. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

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